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                                                                      EXHIBIT 21

                SUBSIDIARY OF HUNTINGTON PREFERRED CAPITAL, INC.
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The subsidiary of Huntington Preferred Capital, Inc. is listed below. The state or jurisdiction of incorporation or organization of the subsidiary is Ohio.

HPCLI, Inc.